Exhibit 99.2

PRESS RELEASE
7/26/23
Carlisle Companies Announces Finance Leadership Changes

SCOTTSDALE, ARIZONA, July 26, 2023 - Carlisle Companies Incorporated (NYSE:CSL) is pleased to announce multiple changes to strengthen and enhance the global finance organization, leveraging and building on a team with deep experience and a track record of success. All changes are effective August 1, 2023 and include:

–Kelly Kamienski has been elevated to Vice President of Finance for Carlisle Weatherproofing Technologies (“CWT”)
–Stephen Aldrich has been named Vice President and Chief Accounting Officer
–Mehul Patel has been promoted to Vice President, Investor Relations

Kevin Zdimal, Vice President & Chief Financial Officer, said, “I am very pleased to announce these management changes within our finance organization. Having known each of these individuals for a considerable amount of time, I know they will continue to improve the finance organization. These high-performing individuals have delivered exceptional results in their time with Carlisle. Our ability to rotate these key executives into critical positions will both enhance their development and bring new perspectives to each role. I am particularly pleased with our ability to move key personnel from the corporate office to the divisions and vice versa as this variety of experience will only make our teams stronger and our bench deeper.”

Kelly Kamienski joined Carlisle in 2016 as Director of Technical Accounting, Financial Reporting, and Controls and has been the company’s principal accounting officer since 2021, most recently as Vice President and Chief Accounting Officer. Prior to joining Carlisle, Kelly held a variety of finance and accounting leadership roles at Freeport-McMoRan Inc. and KPMG, LLP. Kelly holds a Master of Accounting from the University of Arizona, a B.S. in Accountancy from Barrett Honors College at Arizona State University and is a Certified Public Accountant.

Stephen Aldrich joined Carlisle in 2012 and has held numerous financial leadership roles, including Internal Audit Manager, Director of SEC Reporting, Vice President of Finance for Carlisle Fluid Technologies, Vice President of Internal Audit, and most recently Vice President of FP&A. Prior to joining Carlisle, Stephen was an audit manager with Deloitte. Stephen holds a Master of Science in Accountancy from Wake Forest University, an A.B. in History from Davidson College, and is a Certified Public Accountant.

Mehul Patel was most recently Vice President of Finance for CWT. Mehul joined Carlisle in 2021 as part of Carlisle’s $1.6 billion acquisition of Henry Company (currently part of CWT) where he was Chief Financial Officer. Mehul held various financial leadership roles at Henry after joining the company in 2006, and he brings significant operational and financial analysis experience to his new role as Vice President, Investor Relations. Mehul joined Henry after starting his career in demand planning with Mars Petcare. Mehul has an MBA from USC’s Marshall School of Business and a B.A. in Economics from UC Irvine.

Jim Giannakouros, who has led Investor Relations since joining Carlisle in 2018, will be leaving Carlisle effective July 31st. Over the last five years, Jim was instrumental in creating and maturing the Investor Relations function at Carlisle. We appreciate his significant contributions to Carlisle and wish him all the best in his future endeavors.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the aerospace and medical technologies markets through its Carlisle Interconnect Technologies (“CIT”) business segment. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Jim Giannakouros, CFA
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com